[GRAPHIC OMITTED]        DEAN HELLER                                 Exhibit 3.3
                         SECRETARY OF STATE
                         204 NORTH CARSON STREET, SUITE 1
                         CARSON CITY, NEVADA 89701-4299
                         (775) 684 5708
                         WEBSITE: SECRETARYOFSTATE.BIZ


                         CERTIFICATE OF AMENDMENT
                    (PURSUANT TO NRS 78.385 AND 78.390)


IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
              -----------------------------------------------------
                         FOR NEVADA PROFIT CORPORATIONS
                         ------------------------------
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1 . Name of corporation:
Nevada Gold & Casinos, Inc.

2. The articles have been amended as follows (provide article numbers, if available);

The Articles of Incorporation have been amended to amend and restate the first two paragraphs of Article Four as Follows:

Article Four. The Corporation shall have authority to issue an aggregate of 30,000,000 million (30,000,000) shares of capital stock. The authorized shares of the Company are divided into two classes, Common Stock and Preferred Stock.

Twenty-Five million (25,000,000) shares of common stock are authorized having a par value of twelve cents ($0.12) per share and will be voting stock.

The first sentence of the third paragraph remains the same as follows:

Five million (5,000,000) shares of preferred stock, which may be issued in one or more series, are authorized having a par value of $.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 11,200,566 (85.6%)

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):  /s/  unreadable,  President
                                 -----------------------------------------------

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES. SEE ATTACHED FEE SCHEDULE.
                                  Nevada Secretary of state AM 78.385 Amend 2003
                                                            Revised on: 11/03/03


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